Exhibit 99.1

JOINT ACTION BY UNANIMOUS WRITTEN CONSENT

IN LIEU OF MEETING OF

THE BOARD OF DIRECTORS AND

CONSENT OF MAJORITY SHAREHOLDERS OF

GHAR, INC.

The undersigned, being all of the members of the Board of Directors and the owners of 95% of the outstanding shares of GHAR, INC. (the “Majority Stockholders”), a Nevada corporation (“Corporation”), do hereby consent to the adoption of the following resolutions:

WHEREAS, in order to facilitate a change of control of the Corporation’s issued and outstanding shares , the Board deems it advisable to increase the Corporation’s authorized common stock from 75,000,000 shares of common stock, par value $0.001 per share, to 375,000,000 shares of common stock, par value $0.001 per share (the “Increase”); and

WHEREAS, the Stockholders believe that the Increase is in the best interest of the Corporation and its stockholders as it will provide the Corporation with the capital necessary to fully execute on its business plan; and

WHEREAS, the Stockholders deem it advisable to undertake the Increase.

NOW THEREFORE, be it being in the best interests of the Corporation, it is hereby:

RESOLVED, that the Corporation is authorized to amend its Certificate of Incorporation to effectuate the Increase; and it is further

RESOLVED, that the action taken by this Consent shall have the same force and effect as if taken at a meeting of the Stockholders of the Corporation, duly called; and it is further,

RESOLVED, that the President and CEO of the Corporation be, and hereby is, authorized, empowered and directed in the name and on behalf of the Corporation, authorized to prepare and file the Increase with the Department of State of the Certificate of Amendment; and be it further

RESOLVED, that the President and CEO of the Corporation be, and hereby is, authorized, empowered and directed on behalf of and in the name of the Corporation, to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered all such further agreements, amendments, documents, certificates, reports, schedules, applications, notices, letters and undertakings and to incur and pay all such fees and expenses as in his judgment shall be advisable to carry into effect the purpose and intent of any and all of the foregoing resolutions, his execution thereof or taking of such action to be conclusive evidence of the advisability thereof.

IN WITNESS WHEREOF, the undersigned being the sole director and owner of a majority of the outstanding shares of common stock of the Corporation, has hereunto subscribed his name this 12th day of June 2020.

By:	/s/ David Lazar
David Lazar
Sole Director
Majority Shareholder (95% of issued and outstanding shares)

Date: June 15, 2020